Fund Accounting Addendum

 For

Ultimus Managers Trust

This Fund Accounting Addendum, dated July 24, 2018, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated July 24, 2018, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s fair value committee or investment adviser, or the investment adviser’s designee, as approved by the Trust’s Board of Trustees (hereafter referred to as “Board”);

1.3	verify and reconcile with the Fund’s custodian cash and all daily activity;

1.4	compute, as appropriate, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5	review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6	determine unrealized appreciation and depreciation on securities held by the Fund;

1.7	accrue income of the Fund;

1.8	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.11	calculate the Fund’s expenses based on instructions from the Fund’s administrator;

1.12	accrue expenses of the Fund;

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1.13	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14	provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies;

1.15	provide such periodic reports as agreed to by the parties;

1.16	prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	assist the Fund’s independent registered public accounting firms with the preparation and filing of the Fund’s tax returns;

1.19.	research and calculate the qualified dividend rate for income and short term capital gain distributions and assist in the production of supplemental tax information letters for the Fund, if applicable;

1.20.	calculate for each Fund share class, as applicable, accruals of shareholder servicing fees and/or distributions fees under Rule 12b-1 under the Investment Company Act of 1940, as amended; and

1.21.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to the Trust’s independent public accountants in connection with any audit or the preparation of any report requested by the Trust.

2.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for each Fund.

2.1	Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

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2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s reports with the SEC on Forms N-CEN, N-PORT, N-Q and N-CSR, and Forms N-CEN and N-Port if applicable, below;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

(E)	annual audit by the Trust’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any applicable regulatory body.

4.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

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5.	Forms N-CEN and N-PORT

5.1	If Ultimus also provides fund administration to the Trust or Fund, Ultimus will prepare and file with the SEC the reports on Forms N-CEN and N-PORT.

5.2	If Ultimus does not provide fund administration to the Trust of Fund, Ultimus will provide the fund administrator with accounting information for Forms N-CEN and N-PORT.

The parties duly executed this Fund Accounting Addendum as of July 24, 2018.

Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	\s\ David R. Carson	By:	\s\ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

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